Consent of Independent Registered Public Accounting Firm

U.S. Borax Inc. 401(k) Savings & Retirement Contribution Plan for Represented Employees

South Jordan, Utah

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-46865, 333-7328 and 333-08270) of  Rio Tinto plc of our report dated November 30, 2015, relating to the financial statements and supplemental schedules of the U.S. Borax Inc. 401(k) Savings & Retirement Contribution Plan for Represented Hourly Employees (now U.S. Borax Inc. 401(k) Savings & Retirement Contribution Plan for Represented Employees) which appear in this Form 11-K/A for the year ended December 31, 2011.

/s/ Anton Collins Mitchell LLP

Denver, Colorado

November 30, 2015